Exhibit 99.1

            Actuant Announces Record Earnings, Two-for-One
                   Stock Split and Bond Repurchases


    MILWAUKEE--(BUSINESS WIRE)--Oct. 1, 2003--Actuant Corporation (NYSE:ATU) today announced results for its fourth quarter and fiscal year ended August 31, 2003. Fourth quarter sales increased approximately 22% to $148.2 million compared to $121.4 million in the prior year. Current year results include those from Heinrich Kopp AG ("Kopp"), which was acquired on September 3, 2002. Excluding Kopp and the impact of foreign currency exchange rate changes on translated results, fourth quarter sales decreased approximately 1% from the comparable prior year period. Fourth quarter fiscal 2003 net earnings and diluted earnings per share were a record $10.0 million and $0.82 per diluted share, respectively. This compares favorably to fiscal 2002 fourth quarter net earnings and diluted earnings per share of $7.1 million and $0.58 per diluted share, respectively. Prior year results included a $1.3 million, or $0.11 per diluted share, net of tax charge for the open market repurchase of a portion of the Company's 13% Senior Subordinated Notes (the "13% Notes"). Excluding this charge, current year fourth quarter net earnings increased 19%.
    Actuant's sales for the fiscal year ended August 31, 2003 were $585.4 million, approximately 26% higher than the $463.0 million generated in the prior year. Excluding Kopp and the impact of foreign currency rate changes, fiscal 2003 sales were essentially flat with the prior year. Net earnings for the year ended August 31, 2003 were $29.0 million, or $2.37 per diluted share, compared to a loss of $2.6 million, or $0.24 per diluted share, in fiscal 2002. In fiscal 2003, the Company recorded net of tax special charges of $1.3 million, or $0.10 per diluted share, for the early extinguishment of debt and $4.2 million, or $0.34 per diluted share, for litigation matters associated with businesses divested prior to the spin-off of APW Ltd. in July 2000 (the "Spin-off"). In fiscal 2002 the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", which resulted in a net cumulative effect of accounting change charge of $7.2 million, or $0.68 per diluted share. Fiscal 2002 results also included a net $10.6 million, or $1.00 per share, early extinguishment of debt charge and a $10.0 million, or $0.94 per share, net discontinued operations charge. Excluding these special charges, net earnings and diluted earnings per share for the year ended August 31, 2003 were $34.4 million, or $2.81 per diluted share, compared to $25.3 million, or $2.39 per diluted share, respectively, in the prior year.
    Commenting on the results, Robert C. Arzbaecher, Chairman, President and CEO, stated, "Actuant's fourth quarter was strong, both in terms of earnings and cash flow. We were pleased with the $0.82 of earnings per diluted share for the period, which was slightly better than our forecast. Excluding the special items (described above), Actuant has now increased its earnings per share in each of the last nine quarters. The strong finish to fiscal 2003 enabled us to report record earnings for our shareholders of $2.81 per diluted share excluding special items, an 18% increase over last year. Cash flow for the quarter was also very strong, resulting in debt reduction of approximately $20 million, driving total debt to below $170 million at year-end."
    Arzbaecher continued, "While we are encouraged by the number of recent positive economic reports, we did not experience any noticeable increase in order activity in our businesses during the fourth quarter. From an operations standpoint, we were pleased with the progress made in the quarter. Our overall EBITDA margin (defined below) was the highest of the year, and solid progress was made on the cost reduction front. Fourth quarter results included $1.1 million of downsizing costs and an offsetting $1.2 million foreign currency gain resulting from the closure and dissolution of a Mexican subsidiary. The previously announced cost reduction actions, including personnel reductions in a number of businesses, and the consolidation of small production and distribution facilities, have been substantially completed. Additionally, we made significant progress in cost reduction initiatives at Kopp's largest German manufacturing plant. We are optimistic that profit margins will continue to improve in fiscal 2004."
    Fiscal 2003 fourth quarter Tools & Supplies segment sales were $92.4 million, or approximately 37% higher than last year due to the Kopp acquisition and foreign currency rate changes. Excluding Kopp and the impact of foreign currency rate changes, Tools & Supplies segment revenues were flat with last year, an improvement over last quarter's 2% decline. Fourth quarter fiscal 2003 Engineered Solutions segment sales increased approximately 3% to $55.8 million, compared to $54.0 million in the previous year. Excluding foreign currency rate changes, Engineered Solutions sales decreased 3%, reflecting the expected lower sales to RV manufacturers.
    Actuant's fiscal 2003 fourth quarter operating profit and EBITDA (net earnings before interest, income taxes, depreciation, amortization and minority interest deduction) were $19.2 million and $24.3 million, compared to $19.0 million and $20.2 million, respectively, in the comparable prior year period. The increases in operating profit and EBITDA in fiscal 2003 reflect the benefit of cost reductions over the past year, as well as the inclusion of a $2.1 million charge in fiscal 2002 EBITDA resulting from the early extinguishment of debt, offset by losses at Kopp in the fourth quarter of fiscal 2003 due to seasonality. EBITDA is an important non-GAAP financial metric used by many investors to determine the Company's credit ratios and loan covenant compliance.
    Net debt (total debt less cash) decreased to approximately $165 million at August 31, 2003 due to strong earnings and working capital reductions. Leverage (gross debt divided by EBITDA excluding special items), was 1.9x at August 31, 2003, the lowest since the Spin-off. The Company's borrowing rate under its senior secured credit agreement will decline from LIBOR + 2.00% to LIBOR + 1.75% in the first quarter of fiscal 2004 as a result of the reduced leverage. Total debt has declined more than $280 million over the 37 months since the Spin-off.
    The Company also announced that its Board of Directors has approved a two-for-one stock split of its Class A common stock, payable on October 21, 2003 to shareholders of record on October 10, 2003. The split will be in the form of a stock dividend, with shareholders receiving an additional stock certificate to evidence their new shares. Arzbaecher, commented, "Since the spin-off of APW Ltd. in July 2000, the split-adjusted market value of Actuant's stock has increased over three-fold. This has been accomplished through significant debt repayments, cost reductions through Actuant's LEAD Process and bolt-on acquisitions. By splitting the stock at today's levels, we hope to improve long-term trading liquidity and position the stock at a lower absolute price level for employee and retail investors."
    Additionally, the Company announced that it has repurchased approximately $15 million (principal amount) of its 13% Notes at a premium on the open market since its August 31, 2003 year-end. Funds for the repurchases were provided from borrowings under the Company's existing senior secured credit facility. Following the repurchases, approximately $95 million (face amount) of the 13% Notes remain outstanding. The repurchases will result in a charge of approximately $4.4 million in the first quarter of fiscal 2004, representing the combination of premiums paid above face value for the notes, fees and expenses, and the non-cash write-off of a portion of capitalized debt issuance costs.
    Commenting on the outlook for fiscal 2004, Arzbaecher said, "Given the positive impact of the recent acquisition of Kwikee and the repurchase of some of our 13% Notes, which will be modestly offset by the stronger than anticipated US dollar, we are increasing our fiscal 2004 sales and earnings guidance from the guidance we provided in June. We now expect fiscal 2004 diluted earnings excluding bond buyback costs to increase to $3.20-$3.50 per share (pre stock split basis) on sales of $625-$650 million. First quarter sales should be in the $155-$160 million range, and earnings per share before bond repurchase costs should be in the range of $0.71-$0.76 per share (pre stock split basis). We are optimistic about Actuant's prospects for growth in fiscal 2004 and beyond."

    Actuant, headquartered in Milwaukee, Wisconsin, is a diversified industrial company with operations in more than 20 countries. The Actuant businesses are leading companies in highly engineered position and motion control systems and branded tools. Products are offered under such established brand names as Enerpac, Gardner Bender, Kopp, Kwikee, Milwaukee Cylinder, Nielsen Sessions, Power-Packer, and Power Gear.

    Safe Harbor Statement

    Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant's results are also subject to general economic conditions, variation in demand from customers, the impact on the economy of terrorist attacks and other geopolitical activity, the length of the current recession in the Company's markets, continued market acceptance of the Company's new product introductions, the successful integration of business unit acquisitions and related restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company's registration statements filed with the Securities and Exchange Commission for further information regarding risk factors.
    For further information on Actuant and its business units, visit the Company's website at www.actuant.com.



Actuant Corporation
Consolidated Balance Sheets
(Dollars in thousands)

                                                August 31,  August 31,
                                                  2003        2002
                                                ----------------------
ASSETS
Current assets
  Cash and cash equivalents                         $4,593     $3,043
  Accounts receivable, net                          81,825     58,304
  Inventories, net                                  67,640     54,898
  Deferred income taxes                             14,727      9,127
  Other current assets                               3,977      4,592
                                                ----------------------
    Total Current Assets                           172,762    129,964

Property, plant and equipment, net                  59,197     36,828
Goodwill                                           101,680    101,361
Other intangible assets, net                        19,521     18,466
Other long-term assets                               8,493      7,992
                                                ----------------------

    Total Assets                                  $361,653   $294,611
                                                ======================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term borrowings                             $1,224     $2,993
  Trade accounts payable                            53,045     47,834
  Accrued compensation and benefits                 16,773     12,362
  Income taxes payable                              21,444     18,365
  Current maturities of long-term debt               8,918      6,788
  Other current liabilities                         40,753     23,924
                                                ----------------------
    Total Current Liabilities                      142,157    112,266

Long-term debt, less current maturities            159,692    182,783
Deferred income taxes                                8,841      4,409
Pension and postretirement benefit accruals         29,430     11,550
Other long-term liabilities                         29,042     27,222

Minority interest in net equity of consolidated
 affiliates                                          4,117          -

Shareholders' equity
  Capital stock                                      2,351      2,319
  Additional paid-in capital                      (520,276)  (523,419)
  Accumulated other comprehensive income (loss)    (21,823)   (21,675)
  Stock held in trust                                 (636)      (511)
  Deferred compensation liability                      636        511
  Retained earnings                                528,122    499,156
                                                ----------------------
    Total Shareholders' Deficit                    (11,626)   (43,619)
                                                ----------------------

Total Liabilities and Shareholders' Equity        $361,653   $294,611
                                                ======================


Actuant Corporation
Consolidated Statements of Earnings
(In thousands except per share amounts)

                                Three Months Ended Twelve Months Ended
                                    August 31,          August 31,
                                --------------------------------------
                                    2003      2002      2003     2002
                                --------------------------------------

Net Sales                       $148,247  $121,367  $585,393 $462,950
Cost of Products Sold             99,457    78,651   395,409  303,919
                                --------------------------------------
   Gross Profit                   48,790    42,716   189,984  159,031

Selling, Administrative and
 Engineering Expenses             29,094    23,152   114,928   85,446
Amortization of Intangible
 Assets                              521       605     2,271    2,453
                                --------------------------------------
   Operating Profit               19,175    18,959    72,785   71,132

Net Financing Costs                5,148     6,112    21,430   32,723
Charge for Early Extinguishment
 of Debt                               -     2,060     1,974   16,358
Litigation Charge associated
 with Divested Businesses              -         -     6,502        -
Other (Income) Expense, net       (1,217)      (61)   (2,238)    (859)
                                --------------------------------------
   Earnings from Continuing
    Operations Before Income
   Taxes and Minority Interest    15,244    10,848    45,117   22,910

Income Tax Expense                 5,350     3,797    15,924    8,291
Minority Interest, net of
 Income Taxes                       (123)        -       227        -
                                --------------------------------------

Earnings from Continuing
 Operations                       10,017     7,051    28,966   14,619

Discontinued Operations, net of
 Income Taxes                          -         -         -  (10,000)

Cumulative Effect of Change In
 Accounting Principle, net of
 Income Taxes                          -         -         -   (7,200)
                                --------------------------------------

Net Earnings (Loss)              $10,017    $7,051   $28,966  $(2,581)
                                ======================================

Basic Earnings (Loss) per Share
   Earnings from Continuing
    Operations                     $0.85     $0.61     $2.48    $1.46
   Discontinued Operations, net
    of Income Taxes                    -         -         -    (1.00)
   Cumulative Effect of Change
    in Accounting Principle, net
    of Income Taxes                    -         -         -    (0.72)
                                --------------------------------------
               Total               $0.85     $0.61     $2.48   $(0.26)
                                ======================================

Diluted Earnings (Loss) per
 Share
   Earnings from Continuing
    Operations                     $0.82     $0.58     $2.37    $1.38
   Discontinued Operations, net
    of Income Taxes                    -         -         -    (0.94)
   Cumulative Effect of Change
    in Accounting Principle, net
    of Income Taxes                    -         -         -    (0.68)
                                --------------------------------------
               Total               $0.82     $0.58     $2.37   $(0.24)
                                ======================================

Weighted Average Common Shares
 Outstanding (1)
   Basic                          11,737    11,592    11,675    9,993
   Diluted                        12,275    12,211    12,232   10,583

(1) The increase in weighted average number of shares outstanding for the twelve months ended August 31, 2003 as compared to the twelve months ended August 31, 2002, reflects the impact of the February 13, 2002 equity offering.


ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
 (US dollars, in thousands)

                                          FISCAL 2002
                         ---------------------------------------------
                            Q1       Q2       Q3       Q4      TOTAL
                         ---------------------------------------------
SALES
 TOOLS & SUPPLIES SEGMENT $64,067  $62,338  $65,746  $67,357 $259,508
 ENGINEERED SOLUTIONS
  SEGMENT                  49,073   46,096   54,263   54,010  203,442
                         ---------------------------------------------
   TOTAL REPORTED SALES  $113,140 $108,434 $120,009 $121,367 $462,950
                         =============================================

% SALES GROWTH
 TOOLS & SUPPLIES SEGMENT
 ENGINEERED SOLUTIONS
  SEGMENT
   TOTAL REPORTED SALES

OPERATING PROFIT
 TOOLS & SUPPLIES SEGMENT $11,565  $11,030  $12,805  $11,997  $47,397
 ENGINEERED SOLUTIONS
  SEGMENT                   7,036    4,984    8,317    8,436   28,773
 CORPORATE / GENERAL       (1,107)  (1,003)  (1,454)  (1,474)  (5,038)
                         ---------------------------------------------
   TOTAL REPORTED RESULTS $17,494  $15,011  $19,668  $18,959  $71,132
                         =============================================

OPERATING PROFIT %
 TOOLS & SUPPLIES SEGMENT    18.1%    17.7%    19.5%    17.8%    18.3%
 ENGINEERED SOLUTIONS
  SEGMENT                    14.3%    10.8%    15.3%    15.6%    14.1%
   TOTAL (INCL. CORPORATE)   15.5%    13.8%    16.4%    15.6%    15.4%

EBITDA (1)
 TOOLS & SUPPLIES SEGMENT $13,271  $13,213  $14,574  $13,862  $54,920
 ENGINEERED SOLUTIONS
  SEGMENT                   8,014    6,776    8,997    8,900   32,687
 CORPORATE / GENERAL (2)   (1,143)    (798)    (842)    (471)  (3,254)
                         ---------------------------------------------
   TOTAL RECURRING EBITDA  20,142   19,191   22,729   22,291   84,353
 OTHER ITEMS (3)                -        -  (14,298)  (2,060) (16,358)
                         ---------------------------------------------
   TOTAL                  $20,142  $19,191   $8,431  $20,231  $67,995
                         =============================================

EBITDA %
 TOOLS & SUPPLIES SEGMENT    20.7%    21.2%    22.2%    20.6%    21.2%
 ENGINEERED SOLUTIONS
  SEGMENT                    16.3%    14.7%    16.6%    16.5%    16.1%
   TOTAL RECURRING (INCL.
    CORPORATE)               17.8%    17.7%    18.9%    18.4%    18.2%

OTHER FINANCIAL DATA
 DEPRECIATION & AMORTIZATION
 TOOLS & SUPPLIES SEGMENT  $1,920   $1,978   $2,033   $2,051   $7,982
 ENGINEERED SOLUTIONS
  SEGMENT                     979      990      849    1,080    3,898
 CORPORATE / GENERAL          109      111      122      140      482
                         ---------------------------------------------
   TOTAL DEPRECIATION &
    AMORTIZATION           $3,008   $3,079   $3,004   $3,271  $12,362
                         =============================================

 OTHER INCOME (EXPENSE)
 TOOLS & SUPPLIES SEGMENT   $(214)    $205    $(264)   $(186)   $(459)
 ENGINEERED SOLUTIONS
  SEGMENT                      (1)     802     (169)    (616)      16
 CORPORATE / GENERAL         (145)      94      490      863    1,302
                         ---------------------------------------------
   TOTAL REPORTED RESULTS   $(360)  $1,101      $57      $61     $859
                         =============================================

 LEVERAGE
 GROSS DEBT (4)              $331     $251     $240     $193
 LEVERAGE RATIO (5)           3.8      2.9      2.8      2.3


                                          FISCAL 2003
                         ---------------------------------------------
                            Q1       Q2       Q3       Q4      TOTAL
                         ---------------------------------------------
SALES
 TOOLS & SUPPLIES SEGMENT $92,014  $90,651  $91,386  $92,433 $366,484
 ENGINEERED SOLUTIONS
  SEGMENT                  55,844   51,448   55,803   55,814  218,909
                         ---------------------------------------------
   TOTAL REPORTED SALES  $147,858 $142,099 $147,189 $148,247 $585,393
                         =============================================

% SALES GROWTH
 TOOLS & SUPPLIES SEGMENT    43.6%    45.4%    39.0%    37.2%    41.2%
 ENGINEERED SOLUTIONS
  SEGMENT                    13.8%    11.6%     2.8%     3.3%     7.6%
   TOTAL REPORTED SALES      30.7%    31.0%    22.6%    22.1%    26.4%

OPERATING PROFIT
 TOOLS & SUPPLIES SEGMENT $12,818  $12,224  $13,702  $13,417  $52,161
 ENGINEERED SOLUTIONS
  SEGMENT                   6,616    5,760    7,648    7,571   27,595
 CORPORATE / GENERAL       (1,246)  (1,955)  (1,957)  (1,813)  (6,971)
                         ---------------------------------------------
   TOTAL REPORTED RESULTS $18,188  $16,029  $19,393  $19,175  $72,785
                         =============================================

OPERATING PROFIT %
 TOOLS & SUPPLIES SEGMENT    13.9%    13.5%    15.0%    14.5%    14.2%
 ENGINEERED SOLUTIONS
  SEGMENT                    11.8%    11.2%    13.7%    13.6%    12.6%
   TOTAL (INCL. CORPORATE)   12.3%    11.3%    13.2%    12.9%    12.4%

EBITDA (1)
 TOOLS & SUPPLIES SEGMENT $15,126  $14,454  $16,829  $15,746  $62,155
 ENGINEERED SOLUTIONS
  SEGMENT                   7,666    7,501    8,739    8,947   32,853
 CORPORATE / GENERAL (2)   (1,161)  (1,354)  (2,028)    (375)  (4,918)
                         ---------------------------------------------
   TOTAL RECURRING EBITDA  21,631   20,601   23,540   24,318   90,090
 OTHER ITEMS (3)           (9,274)       -      798        -   (8,476)
                         ---------------------------------------------
   TOTAL                  $12,357  $20,601  $24,338  $24,318  $81,614
                         =============================================

EBITDA %
 TOOLS & SUPPLIES SEGMENT    16.4%    15.9%    18.4%    17.0%    17.0%
 ENGINEERED SOLUTIONS
  SEGMENT                    13.7%    14.6%    15.7%    16.0%    15.0%
   TOTAL RECURRING (INCL.
    CORPORATE)               14.6%    14.5%    16.0%    16.4%    15.4%

OTHER FINANCIAL DATA
 DEPRECIATION & AMORTIZATION
 TOOLS & SUPPLIES SEGMENT  $2,413   $2,433   $2,137   $2,380   $9,363
 ENGINEERED SOLUTIONS
  SEGMENT                   1,133    1,237    1,321    1,367    5,058
 CORPORATE / GENERAL          143      150      174      179      646
                         ---------------------------------------------
   TOTAL DEPRECIATION &
    AMORTIZATION           $3,689   $3,820   $3,632   $3,926  $15,067
                         =============================================

 OTHER INCOME (EXPENSE)
 TOOLS & SUPPLIES SEGMENT   $(105)   $(203)    $990     $(51)    $631
 ENGINEERED SOLUTIONS
  SEGMENT                     (83)     504     (230)       9      200
 CORPORATE / GENERAL          (58)     451     (245)   1,259    1,407
                         ---------------------------------------------
   TOTAL REPORTED RESULTS   $(246)    $752     $515   $1,217   $2,238
                         =============================================

 LEVERAGE
 GROSS DEBT (4)              $208     $194     $189     $170
 LEVERAGE RATIO (5)           2.4      2.2      2.1      1.9


(1) EBITDA excludes discontinued operations and cumulative effect of change in accounting principle. Segment EBITDA = segment operating profit + segment depreciation & amortization + segment other income - segment other expense
(2) Corporate / general EBITDA in the fourth quarter of 2003 includes a $1.2 million foreign currency gain recognized upon substantial liquidation of a Mexican subsidiary.
(3) Other items in the third and fourth quarters of 2002 include charges associated with the early redemption of long-term debt. First quarter 2003 other items include a $2.0 million charge related to the early redemption of debt and a $7.3 million charge related to litigation for business units divested prior to the July 31, 2000 spin-off. Third quarter 2003 other items represents an $0.8 million reversal of a portion of the $7.3 million first quarter charge for the favorable settlement of such litigation.
(4) Gross debt = long-term debt + current maturities of long-term debt + short- term borrowings
(5) Leverage ratio = gross debt / trailing four quarters total recurring EBITDA



    CONTACT: Actuant Corporation
             Andrew Lampereur, 414-352-4160